Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS First QUARTER 2019 RESULTS

—Reports Earnings of 97 Cents per Diluted Share or 74 Cents per Share

Excluding Net Realized Investment Gains—

SANTA ANA, Calif., April 25, 2019 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2019.

Current Quarter Highlights

•	Total revenue of $1.3 billion, flat compared with last year
-	Closed title orders per day down 12 percent, driven by a 29 percent decline in refinance orders and an 8 percent decline in purchase orders
-	Average revenue per order up 7 percent, primarily driven by higher average fee per file from commercial transactions
•	Net realized investment gains of $32.7 million, due to the change in the fair value of equity securities
•	Title Insurance and Services segment pretax margin of 12.1 percent
-	10.0 percent excluding net realized investment gains
•	Commercial revenues of $148.2 million, down 3 percent compared with last year
•	Title Insurance and Services segment investment income of $70.1 million, up 69 percent compared with last year
•	Specialty Insurance segment pretax margin of 14.6 percent
-	11.0 percent excluding net realized investment gains
•	Debt-to-capital ratio of 18.1 percent
•	Cash flow from operations of $34.5 million, compared with $43.2 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Total revenue	$1,303.6	$1,297.4
Income before taxes	141.7	93.1

Net income	$109.6	$76.2
Net income per diluted share	0.97	0.67

Total revenue for the first quarter of 2019 was $1.3 billion, an increase of 0.5 percent relative to the first quarter of 2018. Net income in the current quarter was $109.6 million, or 97 cents per diluted share, compared with net income of $76.2 million, or 67 cents per diluted share, in the first quarter of 2018. Net realized investment gains in the current quarter were $32.7 million, or 22 cents per diluted share, compared with net realized losses of $5.7 million, or 4 cents per diluted share last year.

“The company performed well in the first quarter despite ongoing challenges in the housing market that began in the second half of last year,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our strong performance was driven by effective expense management

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First American Financial Reports First Quarter 2019 Results

and growth in our investment income that helped us achieve a 12.1 percent pretax title margin, or 10.0 percent excluding net realized investment gains.

“As we’ve entered the spring selling season, we’re becoming more optimistic about the housing market given the positive economic backdrop and the recent decline in mortgage rates. Importantly, we are encouraged by April’s open order trend, with purchase orders down 2 percent and refinance up 29 percent compared with last year, which is an improvement over the past three quarters. In addition, we expect continued strong performance in our commercial business.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2019	2018
Total revenues	$1,172.2	$1,185.5

Income before taxes	$142.0	$102.4
Pretax margin	12.1%	8.6%

Title open orders(1)	227,800	253,500
Title closed orders(1)	150,900	173,600

U.S. Commercial
Total revenues	$148.2	$152.9
Open orders	30,000	31,500
Closed orders	16,500	19,000
Average revenue per order	$9,000	$8,100
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the first quarter were $1.2 billion, down 1 percent compared with the same quarter of 2018. Direct premiums and escrow fees were down 7 percent compared with the first quarter of 2018, driven by a 13 percent decline in the number of direct title orders closed that was partly offset by a 7 percent increase in the average revenue per direct title order. The growth in the average revenue per direct title order to $2,475 was primarily attributable to an increase in the average fee per file from commercial transactions and higher residential real estate values. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were down 5 percent in the current quarter as compared with last year.

Information and other revenues were $170.1 million this quarter, down $15.9 million, or 9 percent, compared with the same quarter of last year. The decline was primarily due to lower revenues from the company’s centralized lender businesses.

Investment income was $70.1 million in the first quarter, up $28.7 million, or 69 percent, benefiting from both an increase in average balances and rising short-term interest rates that drove higher interest income in the company’s investment portfolio and cash balances. Net realized investment gains totaled $27.7 million in the current quarter, compared with losses of $3.8 million in the first quarter of 2018.

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First American Financial Reports First Quarter 2019 Results

Personnel costs were $381.1 million in the first quarter, down $12.5 million, or 3 percent, compared with the same quarter of 2018. This decline was primarily attributable to lower salary expenses driven by lower headcount and one less payroll day, and lower incentive compensation expense. These reductions were partly offset by an increase in employee benefits costs.

Other operating expenses were $168.6 million in the first quarter, down $22.2 million, or 12 percent, compared with the first quarter of 2018. This decline was primarily the result of lower production-related costs due to the decline in order volume, a decline in professional services expense and smaller reductions in several other expense categories. These cost decreases were partially offset by higher software expense.

The provision for policy losses and other claims was $36.2 million in the first quarter, or 4.0 percent of title premiums and escrow fees, compared with a 4.0 percent loss provision rate in the first quarter of 2018. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $31.2 million in the first quarter, an increase of $3.0 million, or 11 percent, compared with the same period last year. The increase was primarily attributable to higher amortization expense associated with internally developed software.

Pretax income for the Title Insurance and Services segment was $142.0 million in the first quarter, compared with $102.4 million in the first quarter of 2018. Pretax margin was 12.1 percent in the current quarter, compared with 8.6 percent last year. Excluding the impact of net realized investment gains and losses, the pretax margin was 10.0 percent this year, compared with 8.9 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	March 31,
	2019	2018
Total revenues	$122.2	$113.4

Income before taxes	$17.8	$9.9
Pretax margin	14.6%	8.7%

Total revenues for the Specialty Insurance segment were $122.2 million in the first quarter, an increase of 8 percent compared with the first quarter of 2018. The home warranty business benefited from lower claim losses driven by both lower claim frequency and severity, due in part to milder weather and improvements in claim cost management. The company’s property and casualty business continued to experience high claim losses in the current quarter and as compared with last year. The resulting loss ratio for the segment improved moderately to 55.2 percent this quarter, compared with 56.6 percent in the prior year. Pretax margin for the segment was 14.6 percent in the current quarter, compared with 8.7 percent in the first quarter of last year. Excluding the impact of net realized gains and losses, the segment’s current quarter pretax margin was 11.0 percent, compared with 10.2 percent last year.

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First American Financial Reports First Quarter 2019 Results

Teleconference/Webcast

First American’s first-quarter 2019 results will be discussed in more detail on Thursday, April 25, 2019, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 9, 2019, by dialing 201-612-7415 and using the conference ID 13689517. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $5.7 billion in 2018, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2019, First American was named to the Fortune 100 Best Companies to Work For® list for the fourth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations, including data privacy laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-

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First American Financial Reports First Quarter 2019 Results

sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios, adjusted earnings per share, net operating revenues, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Total revenues	$1,303,581	$1,297,388

Income before income taxes	$141,670	$93,065
Income tax expense	31,866	16,893
Net income	109,804	76,172
Less: Net income (loss) attributable to noncontrolling interests	229	(55)
Net income attributable to the Company	$109,575	$76,227

Net income per share attributable to stockholders:
Basic	$0.97	$0.68
Diluted	$0.97	$0.67

Cash dividends declared per share	$0.42	$0.38

Weighted average common shares outstanding:
Basic	112,703	112,232
Diluted	113,224	113,035

Selected Title Insurance Segment Information
Title orders opened(1)	227,800	253,500
Title orders closed(1)	150,900	173,600
Paid title claims	$40,769	$36,625

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$1,337,052	$1,467,129
Investments	6,544,417	6,225,520
Goodwill and other intangible assets, net	1,247,844	1,253,538
Total assets	11,160,268	10,630,635
Reserve for claim losses	1,033,634	1,042,679
Notes and contracts payable	730,953	732,019
Total stockholders’ equity	$3,878,027	$3,741,881

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
March 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$514,202	$402,756	$111,446	$—
Agent premiums	501,537	501,537	—	—
Information and other	172,892	170,089	3,067	(264)
Net investment income	82,268	70,053	2,732	9,483
Net realized investment gains	32,682	27,745	4,937	—
	1,303,581	1,172,180	122,182	9,219
Expenses
Personnel costs	411,612	381,131	19,620	10,861
Premiums retained by agents	396,607	396,607	—	—
Other operating expenses	196,447	168,640	19,818	7,989
Provision for policy losses and other claims	97,712	36,172	61,540	—
Depreciation and amortization	32,934	31,162	1,734	38
Premium taxes	14,663	12,978	1,685	—
Interest	11,936	3,483	—	8,453
	1,161,911	1,030,173	104,397	27,341
Income (loss) before income taxes	$141,670	$142,007	$17,785	$(18,122)

Three Months Ended		Title	Specialty	Corporate
March 31, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$543,878	$434,152	$109,726	$—
Agent premiums	527,714	527,714	—	—
Information and other	188,658	186,023	2,901	(266)
Net investment income	42,792	41,401	2,588	(1,197)
Net realized investment losses	(5,654)	(3,823)	(1,831)	—
	1,297,388	1,185,467	113,384	(1,463)
Expenses
Personnel costs	413,642	393,626	18,752	1,264
Premiums retained by agents	416,637	416,637	—	—
Other operating expenses	218,480	190,849	19,417	8,214
Provision for policy losses and other claims	100,580	38,480	62,100	—
Depreciation and amortization	29,747	28,117	1,592	38
Premium taxes	16,014	14,389	1,625	—
Interest	9,223	985	—	8,238
	1,204,323	1,083,083	103,486	17,754
Income (loss) before income taxes	$93,065	$102,384	$9,898	$(19,217)

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Consolidated
Total revenues	$1,303,581	$1,297,388
Less: NRIG(L)	32,682	(5,654)
Total revenues excluding NRIG(L)	$1,270,899	$1,303,042

Pretax income	$141,670	$93,065
Less: NRIG(L)	32,682	(5,654)
Pretax income excluding NRIG(L)	$108,988	$98,719

Pretax margin	10.9%	7.2%
Less: Pretax margin impact of NRIG(L)	2.3%	(0.4)%
Pretax margin excluding NRIG(L)	8.6%	7.6%

Earnings per diluted share (EPS)	$0.97	$0.67
Less: EPS impact of NRIG(L)	0.22	(0.04)
EPS excluding NRIG(L)	$0.74	$0.71

Title Insurance and Services Segment
Total revenues	$1,172,180	$1,185,467
Less: NRIG(L)	27,745	(3,823)
Total revenues excluding NRIG(L)	$1,144,435	$1,189,290

Pretax income	$142,007	$102,384
Less: NRIG(L)	27,745	(3,823)
Pretax income excluding NRIG(L)	$114,262	$106,207

Pretax margin	12.1%	8.6%
Less: Pretax margin impact of NRIG(L)	2.1%	(0.3)%
Pretax margin excluding NRIG(L)	10.0%	8.9%

Specialty Insurance Segment
Total revenues	$122,182	$113,384
Less: NRIG(L)	4,937	(1,831)
Total revenues excluding NRIG(L)	$117,245	$115,215

Pretax income	$17,785	$9,898
Less: NRIG(L)	4,937	(1,831)
Pretax income excluding NRIG(L)	$12,848	$11,729

Pretax margin	14.6%	8.7%
Less: Pretax margin impact of NRIG(L)	3.6%	(1.5)%
Pretax margin excluding NRIG(L)	11.0%	10.2%

Note: Beginning in the first quarter of 2018, the company adopted new accounting guidance, which requires investments in equity securities to be measured at fair value, with changes in fair value recognized through net income rather than through the balance sheet as previously required. Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Total revenues	$1,172,180	$1,185,467
Less: Net realized investment gains (losses)	27,745	(3,823)
Net investment income	70,053	41,401
Premiums retained by agents	396,607	416,637
Net operating revenues	$677,775	$731,252

Personnel and other operating expenses	$549,771	$584,475
Ratio (% net operating revenues)	81.1%	79.9%
Ratio (% total revenues)	46.9%	49.3%

Change in net operating revenues	$(53,477)
Change in personnel and other operating expenses	(34,704)
Success Ratio(1)	65%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2019 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q119	Q418	Q318	Q218	Q118
Open Orders per Day
Purchase	1,907	1,611	2,067	2,315	2,027
Refinance	1,001	763	937	998	1,173
Refinance as % of residential orders	34%	32%	31%	30%	37%
Commercial	491	471	509	562	509
Default and other	335	368	441	450	380
Total open orders per day	3,734	3,213	3,954	4,325	4,089

Closed Orders per Day
Purchase	1,205	1,413	1,647	1,718	1,313
Refinance	605	603	674	729	850
Refinance as % of residential orders	33%	30%	29%	30%	39%
Commercial	271	330	295	311	306
Default and other	392	456	313	308	330
Total closed orders per day	2,474	2,802	2,929	3,066	2,800

Average Revenue per Order (ARPO)
Purchase	$2,430	$2,446	$2,473	$2,483	$2,356
Refinance	1,119	1,093	1,045	985	936
Commercial	8,960	11,153	9,886	9,277	8,059
Default and other	223	245	389	314	282

Total ARPO	$2,475	$2,824	$2,667	$2,599	$2,303

Business Days	61	63	63	64	62

(1) U.S. operations only.

Totals may not sum due to rounding.

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